Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in Registration Statement No. 333-134034 (Form S-8), Registration Statement No. 333-128437 (Form S-8), Registration Statement No. 333-116317 (Form S-3), Registration Statement No. 333-125373 (Form S-3), Registration Statement No. 333-141871 (Form S-3), Registration Statement No. 333-166357 (Form S-3) and Registration Statement No. 333-171940 (Form S-3) of Document Security Systems, Inc and Subsidiaries of our report, dated March 19, 2012, on the consolidated financial statements as of and for the years ended December 31, 2011 and 2010, appearing in this Annual Report on Form 10-K of Document Security Systems, Inc. and Subsidiaries for the year ended December 31, 2011.

/S/ FREED MAXICK CPAs, P.C.

(Formerly known as FREED MAXICK & BATTAGLIA, CPAs, PC)
Buffalo, New York
March 19, 2012